Exhibit 10.34

The WhiteWave Foods Company Director Compensation Policy

Following completion of the initial public offering (the “IPO”) of The WhiteWave Foods Company (the “Company”), the Company intends to provide the compensation described below to its non-employee directors. The Company’s directors who are full-time employees of the Company or Dean Foods Company (“Dean Foods”) will receive no additional compensation for service as a director.

The boards of directors of the Company and Dean Foods have determined to implement the following initial compensation program for the independent directors of the Company’s board of directors upon completion of the IPO:

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Annual Retainer: $90,000, payable quarterly on a pro rata basis; and $120,000 in equity awards, which may be granted as either stock options or restricted stock units (RSUs), at the election of the director so compensated.

•	Lead Director Annual Retainer: $25,000, payable quarterly on a pro rata basis.

•	Committee Chair Annual Retainers: $15,000, payable quarterly on pro rata basis.

The Company’s independent directors who are serving on the board at the time of the IPO will receive the equity portion of their annual retainer upon determination of the IPO price. The number of RSUs to be granted to these directors will be determined by dividing the value of the equity portion of the annual retainer that is apportioned to RSUs by the mid-point of the range set forth on the cover page of the IPO prospectus. The number of stock options to be granted to directors will be determined by dividing the value of the equity portion of the annual retainer for the directors that is apportioned to stock options by the Black-Scholes value of such stock option. The Black-Scholes value of stock options will be based on a number of assumptions, including an assumed exercise price equal to the mid-point of the range set forth on the cover page of this prospectus. The actual exercise price of the stock options granted pursuant to the equity portion of the annual retainer will be the IPO price. The grants of the equity portion of the annual retainer to our directors will become effective as of, and are conditioned upon, the determination of the IPO price.

Independent directors who join the board after completion of the IPO will receive the equity portion of their annual retainer upon appointment to the board.

Equity awards granted to directors will be issued pursuant to the 2012 Stock Incentive Plan and will vest pro rata on each of the first, second, and third anniversaries of the initial grant date.